Exhibit 10.15

SPANSION EXECUTIVE DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2008

ARTICLE I. DEFINITIONS AND CONSTRUCTION

1.1	Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)	Account: The Plan account holding Participant’s Deferred Compensation as well as Company Matching Contribution Amounts, if any, for such Participant, plus earnings and losses thereon. Participant’s Deferred Compensation and Company Matching Contributions, if any, shall be segregated into Grandfathered Benefits and 409A Benefits and separately accounted for as set forth in Article IV.

The Plan shall establish a separate 409A Benefits Sub account for each Plan Year beginning on and after January 1, 2005, which shall hold all amounts credited to a Participant’s Account for the applicable Plan Year.

(b)	Base Salary: A Participant’s annual base salary excluding bonus, sales incentive compensation, profit sharing, and all other remuneration for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

(c)	Beneficiary or Beneficiaries: The person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant or alternate payee in accordance with Article 8.4.

(d)	Board: The Board of Directors of Spansion Inc.

(e)	Bonus: Bonuses or sales incentive compensation paid under the plan(s) listed on Exhibit A, as such Exhibit may be revised from time to time.

(f)	Code: The Internal Revenue Code of 1986, as amended from time to time.

(g)	Committee: A committee appointed by the Board to administer the Plan in accordance with Article X, and/or such committee’s agents and designees and vendors retained by such agents and designees.

(h)	Company: Spansion Inc., a corporation organized and existing under the laws of the State of Delaware. Where applicable, Company also shall mean Spansion LLC.

(i)	Company Contribution Account: The bookkeeping sub account maintained by the Company for each Participant that is credited with Company Matching Contributions, if any, as permitted pursuant to Article III, and earnings and losses on such amounts credited or debited pursuant to Article 4.2.

(j)	Company Matching Contribution: The discretionary amount, if any, contributed by the Company or a Participating Employer, at each company’s sole discretion, as a matching contribution for each Participant for a Plan Year. Such amount may differ from Participant to Participant both in amount and as percentage of Compensation.

(k)	Compensation: Base Salary and Bonuses earned by the Participant for services rendered to the Company during a Plan Year.

(l)	Deferred Compensation: Amounts contributed to the Plan from a Participant’s Base Salary and/or Bonus.

(m)	Deferral Account: The bookkeeping sub account maintained by the Company for each Participant to which is credited Deferred Compensation pursuant to Article 3.1, and earnings and losses on such amounts credited or debited pursuant to Article IV.

(n)	Disability: A Participant shall be considered to have a “disability” if he or she (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Employee that is sponsored by the Company.

(o)	Distributable Amount: The balance in the Participant’s Deferral Account and Company Contribution Account.

(p)	Early Distribution: An election by a Participant in accordance with Article VII to receive a withdrawal of amounts from his Grandfathered Benefits Sub account prior to the time at which such Participant would otherwise be entitled to such amounts under his existing distribution elections.

(q)	Effective Date: January 1, 2008, except as otherwise provided herein.

(r)	Election Period: The period prior to each Plan Year during which employees may make elections to defer compensation under the Plan’s terms.

(s)	Eligible Employee: An Employee of the Company or a Participating Employer whose position is at director level or above.

(t)	Employee: Any individual on the payroll of the Company or a Participating Employer whose wages are subject to withholding for purposes of Federal income taxes and for purposes of the Federal Insurance Contributions Act.

(u)	ERISA: The Employee Retirement Income Security Account of 1974, as amended from time to time.

(v)	409A Benefits: The portion of a Participant’s Account credited for Plan Years beginning on and after January 1, 2005.

(w)	Grandfathered Benefits: The portion of a Participant’s Account credited for Plan Years beginning prior to January 1, 2005.

(x)	Initial Election Period: The 30-day period immediately following the date an individual becomes an Eligible Employee.

(y)	Investment Fund(s) or Fund: The investment fund(s) designated by the Committee from time to time, at its sole discretion, for the hypothetical investment of Participants’ Accounts pursuant to Article V.

(z)	Participant: An Eligible Employee participating in the Plan in accordance with the provisions of Article II.

(aa)	Participating Employer: A controlled group member company, an affiliated management or service group member company, a subsidiary or joint venture of the Company, or other related business entity as defined in Code Sections 414(b), (c) or (m); provided any determination under Code Sections 414(b) or (c) shall be made by replacing the generally applicable references to eighty percent (80%) common control with a level of common ownership of not less than fifty percent (50%).

(bb)	Plan: The Spansion Executive Deferred Compensation Plan, as amended from time to time. Until January 1, 2008, the Plan was called the Spansion Executive Investment Account Plan.

(cc)	Plan Year: Every January 1 through December 31.

(dd)	Scheduled Withdrawal Date: The distribution date elected by the Participant for an in-service withdrawal of amounts from such Accounts deferred in a given Plan Year, and earnings and losses attributable thereto.

(ee)	Separation From Service or Separates from Service: The termination of a Participant’s employment with the Company or with a Participating Employer in accordance with the Company’s policies and procedures that is not an authorized leave of absence (as determined under the Company’s or Participating Employer’s standard leave policies); provided, however, that the Company or Participating Employer and the Participant reasonably anticipate that no further services will be performed after the termination date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company or Participating Employer if the Participant has been providing services to the Company or Participating Employer for less than 36 months). For this purpose, a transfer of a Participant’s employment to a subsidiary or affiliate of the Company shall not be treated as a “Separation from Service” with the Company if the Company is under “common control” with the subsidiary or affiliate. For this purpose, “common control” shall be determined as provided in Code Section 414(b) or 414(c), but using a common ownership level of not less than fifty percent (50%). Notwithstanding the preceding, any determination of Separation from Service shall be consistent with the requirements of Treasury Regulations Section 1.409A-1(h).

In the event that employees of a subsidiary of the Company are permitted to participate in this Plan and such subsidiary ceases to be owned by the Company in connection with a “spin-off” transaction (which may occur in a single transaction or as the culmination of several related events) in which the Company ceases to own more than fifty percent (50%) of the subsidiary, and the employees of such subsidiary do not experience a termination of employment with the subsidiary, any determination of whether individuals have experienced a “Separation from Service” shall be made by reference to their employment status with the subsidiary.

(ff)	Specified Employee: The term “Specified Employee” means Spansion’s Corporate Vice Presidents, Executive Vice Presidents and Chief Executive Officer.

(gg)	Unforeseeable Financial Emergency: A severe financial hardship to the Participant resulting from any of the following:

(1)	An illness or accident of the Participant or the illness or accident of the Participant’s spouse or dependent (as defined in Code Section 152(a));

(2)	Loss of the Participant’s property due to casualty; or

(3)	Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

Any determination of Unforeseeable Financial Emergency shall be made in accordance with the requirements of Code Section 409A and any guidance issued thereunder.

(hh)	Valuation Date: Each day the Nasdaq is open for business.

1.2	Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3	Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II. PARTICIPATION

2.1	Participation.

(a)	Prior to the first day of each Plan Year, each Eligible Employee will be offered an opportunity to elect to defer Compensation for the following year. Any such Eligible Employee shall become a Participant in the Plan by electing to defer a portion of his Compensation by submitting an election that conforms to the requirements of the Plan, on a form or electronic method provided by the Committee.

(b)	A Participant who transfers employment from the Company to a Participating Employer shall continue to be classified as a Participant for purposes of this Plan.

(c)	Notwithstanding subsection (a) above, if an Employee first becomes an Eligible Employee on a date outside of the annual deferral election period held in the Plan Year in which he became so eligible, such Eligible Employee may make a deferral election within the 30-day period following the date he becomes an Eligible Employee.

ARTICLE III. CONTRIBUTIONS

3.1	Participant’s Deferred Compensation. Each Participant may elect to defer a portion of his Compensation in accordance with this Article III.

(a)	General Rule. A Participant may elect to defer Compensation earned on or after the time at which the Participant elects to defer in accordance with Article 2.1 and the amount shall be a flat dollar amount or a percentage, not to exceed 50 percent (50%) of the Base Salary and/or one-hundred percent (100%) of the Bonuses, provided that the total amount of Deferred Compensation shall be limited in any calendar year if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee.

(1)	A Participant’s initial election to defer Compensation shall be made prior to the end of his Initial Election Period and shall be effective with respect to Compensation received after such deferral election is processed and shall be irrevocable for that Plan Year.

(2)	Other than Article 3.1(a)(1) above, A Participant’s election to defer Compensation for any Plan Year shall be made during the Election Period for the Plan Year and shall be irrevocable for such Plan Year.

(b)	Cancellation of Deferral Election. A Participant may not cancel or modify his Compensation Deferral election applicable to a Plan Year at any time during that Plan Year.

(c)	Crediting of Deferrals. Compensation deferrals made by a Participant shall be credited to such Participant’s Deferral Account as of a date determined in accordance with procedures established from time to time by the Committee.

3.2	Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant in the Plan. As of any date or dates selected by the Company, the Company may credit a Participant’s Company Contribution Account with an amount of Company Matching Contributions, if any, which the Company in its sole discretion shall determine. Such credits may be made on behalf of some Participants but not others, and such credits may vary in amount among individual Participants. Each Participant’s Company Contribution Account shall be further divided into separate investment fund sub accounts corresponding to the investment fund(s) elected by the Participant pursuant to Article V.

3.3.	Trust Establishment and Funding. The Company may, but is not obligated to, establish a grantor trust of the Company with an institutional trustee to set aside assets to fund its obligations under this Plan. Although the principal of the trust and any earnings thereon shall be held separate and apart from other funds of the Company and would be used exclusively for the uses and purposes of Plan Participants and Beneficiaries, neither the Participants nor their Beneficiaries would have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in a trust established by the Company to fund its obligations under this Plan will be subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency as defined in applicable trust agreement.

ARTICLE IV. ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS

4.1	Account Records. The Committee shall create and maintain adequate records reflecting the interests under the Plan of each Participant, former Participant and Beneficiary. Such records shall consist of Participants’ Accounts (including applicable sub accounts) reflecting all credits and debits made to such Accounts in the manner described in this Article IV.

(a)	Deferred Compensation shall be credited to the Participant’s Deferral Account.

(b)	Company Matching Contributions, if any, shall be credited to the Participant’s Company Contribution Account.

(c)	Each Participant’s Account, which is initially divided into his Deferral Account and Company Contribution Account, shall be further segregated into separate sub accounts for Grandfathered Benefits and 409A Benefits, each of which shall be accounted for separately.

(1)	Grandfathered Benefits shall be credited into a sub account with that portion of a Participant’s Deferral Account and Company Contribution Account, if any, as applicable, that was 100% vested as of December 31, 2004.

(2)	409A Benefits shall be credited into a sub account with that portion of a Participant’s Deferral Account and Company Contribution Account, if any, as applicable, that was not 100% vested as of December 31, 2004, and with all subsequent amounts credited to the Participant’s Account for Plan Years beginning on and after January 1, 2005.

4.2	Allocation of Net Income or Loss and Changes in Value. The Committee shall credit allocable net income (net loss) to each Participant’s Account according to the hypothetical investments made by a Participant pursuant to the terms of Article V.

(a)	As of each Valuation Date, the Committee shall determine the fair market value and net income (net loss) of each Investment Fund for the period elapsed since the immediately preceding Valuation Date. The net income (or net loss) of each Investment Fund since the immediately preceding Valuation Date shall be ascertained by the Committee in such manner as it deems appropriate, which may include expenses, if any, of administering the Investment Fund and the Plan.

(b)	As of each Valuation Date the Committee shall credit allocable net income (or net loss), to each Participant’s Account based on the hypothetical investments elected by such Participant as provided in Article V. Each Participant’s Account shall be credited with (or debited for) that portion of such net income (or net loss) which occurred since the immediately preceding Valuation Date.

(c)	Prior to the allocation of any income or loss under this Section, the value of each Participant’s Account shall be reduced by the amount of any distributions made there from since the immediately preceding Valuation Date.

(d)	So long as there is a balance credited to any Account, such Account shall continue to share in earnings (or loss) allocations pursuant to this Section IV.

ARTICLE V. INVESTMENT ELECTIONS

5.1	Investment Elections. For purposes of crediting earnings and losses and valuation of each Participant’s Account, each Participant’s Account shall be deemed to be invested in the Investment Funds.

5.2	Designation of Investment Funds.

(a)	At the time of making the deferral elections described in Article 3.1, the Participant shall designate, on a form or electronic system provided by the Committee, the investment fund(s) in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. Such Participant may designate one or more of such Investment Funds for the investment of the amounts credited to such Account in such increments as the Committee may prescribe.

(b)	The Committee shall from time to time select, add, and/or delete Investment Funds for purposes of the investment of Participants’ Accounts.

(c)	If a Participant fails to make a proper designation, then his Account shall be deemed to be invested in the Investment Fund or Investment Funds designated by the Committee from time to time.

(d)	A Participant may change his investment designation for either current Account balances or future amounts to be credited to his Account, or both, over which he has been given investment discretion by the Committee. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

(e)	A Participant’s investment designations shall be made solely for purposes of crediting earnings and/or losses to his Account under Section 4.2 of this Plan. The Committee shall not, in any way, be bound to actually invest any amounts set aside pursuant to Article XI below to satisfy its obligations under this Plan in accordance with such selections.

ARTICLE VI. VESTING

A Participant shall be 100% vested in his Account.

ARTICLE VII. IN-SERVICE WITHDRAWALS

7.1	General Rules.

(a)	Benefit Amount. A Participant’s Plan benefit shall be the value of his Account is determined as of the end of the month immediately preceding the time of payment of such Account in accordance with Article 7.2 or Article 7.3, as applicable.

7.2	Rules Governing Grandfathered Benefits Only.

(a)	In-Service Distributions With Scheduled Withdrawal Date(s). Consistent with the Plan’s prior terms and operation, a Participant may at any time make an irrevocable election, effective not earlier than one year from the date the election is filed, to have his Grandfathered Benefits paid to him on up to four fixed dates as specified in such election.

(1)	The amount(s) designated in Article 7.1(a)(1), above, shall be paid as soon as practicable after the Participant’s Scheduled Withdrawal Date(s), as determined in accordance with Section 1.1(dd).

(2)	A Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such election is made at least one year before the Scheduled Withdrawal Date. The Participant shall have the right to twice so modify any Scheduled Withdrawal Date.

(3)	If a Participant separates from service prior to the Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant’s Account associated with a Scheduled Withdrawal Date that has not occurred prior to such termination, shall be distributed in a lump sum.

(4)	In the event that a Participant designates a Scheduled Withdrawal Date for some or all contributions made to his Account for a Plan Year, the amount subject to such distribution election shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

(b)	In-Service Distribution Without Scheduled Withdrawal Date. A Participant shall be permitted to elect an Early Distribution from his Account prior to the elected payment date, subject to the following restrictions:

(1)	The election to take an Early Distribution shall be made by making an election pursuant to the Plan’s then current administrative procedures.

(2)	The amount of the Early Distribution may equal up to ninety percent (90%) of the Participant’s Grandfathered Benefits. An amount equal to ten percent (10%) of the amount of the Early Distribution shall be permanently forfeited from Participant’s Account and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount.

(3)	The amount described in Article 7.1(b)(2), above, shall be paid in cash in a single lump sum distribution as soon as practicable after the end of the calendar month in which the Early Distribution election is received.

(4)	If a Participant receives an Early Distribution of either all or a part of his Grandfathered Benefits the Participant will be ineligible to participate in the Plan for at least twelve (12) consecutive months following the date of distribution. This suspension period shall begin as soon as administratively feasible; provided, however, that, to the extent required to comply with Code Section 409A, it shall be delayed until the first day of the immediately following Plan Year.

(5)	All Early Distributions shall be made on a pro rata basis from a Participant’s Deferral Account and Company Contribution Account and each Investment Fund in such sub account.

7.3	Rules Governing 409A Benefits Only.

(a)	Scheduled In-Service Distributions.

(1)	At the time a Participant makes his deferral election for a Plan Year, the Participant may also file an irrevocable election to have all the amount credited to his 409A Benefits for such Plan Year paid directly to him in a single lump sum cash payment on a designated date This election shall be irrevocable as of the date the election is made.

(2)	Distribution made pursuant to an election filed under this subsection may not commence until at least one (1) full year has elapsed following the date that such election is made.

(3)	The amount(s) designated in Article 7.3(a)(1), above, shall be paid as soon as practicable after the Scheduled Withdrawal Date(s), as determined in accordance with Section 1.1(dd).

(4)	The distribution election may be modified by the Participant to provide that the date on which distribution is to be made or commence shall be a date subsequent to the date payment would otherwise be made or commence; provided, however, that the following requirements are also met:

A.	The Participant must submit this election at least twelve (12) months prior to the date the payment is scheduled to be made (or the installment payments are scheduled to commence) pursuant to the existing distribution election.

B.	The new election will not be effective until twelve (12) months have elapsed after the date on which the new election is received.

C.	The new election provides that payment will not be made or commence for at least five (5) years from the date payment would otherwise have been made or commenced.

D.	No more than two (2) postponements may be filed for any scheduled in-service distribution.

(5)	If a Participant Separates from Service prior to the date on which an in-service payment is scheduled to be made under this subsection, his election shall be terminated and his Account shall be distributed as provided in Section 8.3 below.

(b)	Unforeseeable Financial Emergency. In the event that the Committee, upon written petition of the Participant, determines that the Participant has suffered an Unforeseeable Financial Emergency, the Participant shall be entitled to withdraw from that portion of his 409A Benefits an amount that may not exceed the amount necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through (i) reimbursement, (ii) compensation by insurance or otherwise, or (iii) liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(1)	If the Participant’s 409A Benefits is deemed to be invested in more than one Investment Fund, such withdrawal shall be made pro rata from each Investment Fund in which such 409A Benefits is deemed to be invested.

(2)	The amount will be paid as soon as administratively practical following approval from the Committee.

(3)	This Article 7.2(b) shall not apply to a Participant following his Separation from Service with an Employer, and in the event of such separation, the amounts credited to the Participant’s 409A Benefits sub account shall be payable to him only in accordance with Article VIII.

ARTICLE VIII. BENEFIT DISTRIBUTIONS

8.1	General Rules.

(a)	Benefit Amount. A Participant’s Plan benefit shall be the value of his Account determined as of the end of the calendar quarter immediately preceding the time of payment of such Account in accordance with Article 8.2 or Article 8.3, as applicable.

(b)	Triggering Events. A Participant’s Plan benefit shall become payable upon the earliest to occur of the following events, each of which shall be classified as a “Triggering Event”:

(1)	A Participant’s Separation from Service from all Participating Employers for any reason;

(2)	The death of the Participant; or

(3)	The Disability of the Participant, but only with respect to 409A Benefits;

Notwithstanding the preceding sentence, with respect solely to 409A Benefits, if a Participant is a Specified Employee and Separates from Service for a reason other than death, distribution of the portion of such Participant’s Account attributable to 409A Benefits may not commence earlier than six months after the date of his Separation from Service.

8.2	Rules Governing Form and Timing of Payment of Grandfathered Benefits Only.

(a)	Commencement of Payments. Grandfathered Benefits shall be paid, or payments shall commence, as soon as administratively practicable following the end of the calendar quarter during which a Triggering Event occurs. A Participant’s benefit shall be paid to the Participant unless the Triggering Event is the death of the Participant, in which case the Participant’s benefit shall be paid to the Participant’s designated Beneficiary as provided in Article 8.4.

(b)	Form of Payment. Grandfathered Benefits shall be paid in cash in a single lump sum payment unless the Participant’s Grandfathered Benefits balance exceeds $25,000, in which event the Participant may elect to have such balance paid in substantially equal annual installments over a fixed number of years, no less than three years and no more than 10 years. However, such optional form of payment must be elected by the Participant, on a form provided by and submitted to the Committee, at least one year before the Participant Separates from Service with the Company or with a Participating Employer.

A Participant may modify, on a form provided by and submitted to the Administrator, the form of benefit that he or she has previously elected, provided such modification form is submitted to the Administrator at least one (1) year before the Participant terminates employment with Company.

(c)	Timing of Payment. A payment made in the form of a single lump sum payment shall be made during the calendar quarter next following the date a Participant has Separated from Service. If distribution is to be paid in series of annual installments, each installment payment will be made during the first calendar quarter of the Plan Year following the Participant’s Separation from Service and the first calendar quarter of each subsequent Plan Year.

The Participant’s Account shall continue to be credited with earnings pursuant to Section 4.2 of the Plan until all amounts credited to his Account under the Plan have been distributed.

(d)	Death of Participant. If a Participant dies prior to the date the payment of his Grandfathered Benefits begins or, if applicable, is completed, such benefits shall be paid to Participant’s Beneficiary designated in accordance with Article 8.4 in a single lump sum cash payment unless payments had commenced in a series of annual installments pursuant to Participant’s election, in which case such installment payments shall continue and be paid to his Beneficiary. With respect to a lump sum payment, such payment shall be made during the next calendar quarter period following the death of the Participant.

8.3	Rules Governing Form and Timing of Payment of 409A Benefits Only.

(a)	Commencement of Payments. A Participant’s 409A Benefits shall be paid, or payment shall commence as soon as administratively practicable during the next calendar quarter following the Triggering Event. Notwithstanding the preceding or any other provision of the Plan to the contrary, if a payment is made upon Separation from Service (not by reason of death or Disability) of a Participant who is a Specified Employee on the effective date of his Separation from Service, such Participant’s distribution may not commence earlier than six months following the effective date of Separation from Service (or upon his death, if earlier). Participant’s 409A Benefits shall be paid directly to the Participant, unless the Triggering Event is the death of the Participant, in which case such amounts shall be paid to the Participant’s Beneficiary.

(b)	Form of Payment. A Participant’s 409A Benefits shall be paid to the Participant, or, in the event of such Participant’s death, to his Beneficiary, in one of the following forms:

(1)	In a single lump sum cash payment; or

(2)	In annual cash installments for a term from three to 10 years. This form of payment will apply only if the value of the Participant’s 409A Benefits is not less than $25,000. If such value is less than $25,000 on the date a Triggering Event occurs, distribution shall be in the form of a single lump sum cash payment.

(c)

Time and Applicability of Election. A Participant must elect one of the forms of payment listed in Article 8.3(b), above, at the time the deferral election is made. Such election shall be effective solely with respect to the amounts deferred pursuant to the election, shall be irrevocable by the Participant except as provided in Article 8.3(d), and shall remain in effect for all periods of a Participant’s participation in the Plan. In the event a Participant fails to timely elect the form of payment, the Participant shall be deemed to have elected payment in the form of a single lump sum cash payment.

(d)	Timing of Payment. A payment made in the form of a single lump sum payment shall be made during the calendar quarter next following the date a Participant has Separated from Service. If distribution is to be paid in series of annual installments, each installment payment will be made during the first calendar quarter of the Plan Year following the Participant’s Separation from Service and the first calendar quarter of each subsequent Plan Year, unless the participant is a Specified Employee, in which case the first installment will be paid the later of (i) the first calendar quarter of the Plan Year following the Participant’s Separation from Service or (ii) the quarter following six months after Separation from Service.

The Participant’s Account shall continue to be credited with earnings pursuant to Section 4.2 of the Plan until all amounts credited to his Account under the Plan have been distributed.

(e)	Change in the Form of Payment. A modification of the Participant’s previous distribution election shall not be effective unless all of the following requirements are satisfied:

(1)	The modified election shall not be effective until 12 months have elapsed after the date on which the modified election is filed with the Committee.

(2)	Except in the case of modified elections relating to distributions on account of death, Disability, or Unforeseeable Financial Emergency, the modified election must provide that payment will not be made or commence for at least five years from the date payment would otherwise have been made or commenced.

(3)	A modified election relating to a distribution to be made on a specified future date or under a fixed payment schedule shall be filed at least 12 months prior to the date of the then current elected scheduled payment and limited to two changes.

(4)	A modified election shall not accelerate the time or schedule of any payment under the Plan, except as may be permitted pursuant to applicable Treasury Regulations.

Solely for purposes of applying the election modification restrictions described in this Article 8.3(d), a Participant’s election to be paid in installment payments shall be treated as an election of a single lump sum cash payment to be made on the date the installment payments are scheduled to commence.

(f)	Death of Participant. If a Participant dies prior to the date the payment of his 409A Benefits begins, such benefits shall be paid to such Participant’s Beneficiary designated in accordance with Section 8.4 in a single lump sum cash payment, notwithstanding any other form of payment elected by such Participant unless payment had commenced in a series of annual installments pursuant to Participant’s election, in which case such installment payments shall continue as elected and be paid to his Beneficiary.

(g)	Disability of Participant. If a Participant becomes Disabled prior to the date he Separates from Service, payment of his 409A Benefits shall commence as soon as administratively feasible following the first day of the calendar quarter immediately following the date on which he became Disabled and shall be in the form designated for distributions made in connection with a Separation from Service. If a Participant’s distribution election provides for a delay in the commencement of payments and the Participant has a Separation from Service prior to the date such benefit payments commence, his distribution shall be treated as being made on account of Separation from Service and shall be subject to the limitations under Section 8.1(b) hereof.

8.4	Designation of Beneficiaries.

(a)	Each Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefits in the event of his death. Each such designation shall be made by making a beneficiary designation in the form prescribed by the Committee and filing such form with the Committee during the life of such Participant. Any such beneficiary designation may be changed at any time by execution and filing of a new designation in accordance with this subsection. The preceding notwithstanding, (i) if a Participant has designated his spouse as his Beneficiary, such designation shall be void and of no effect upon the divorce of the Participant and such spouse, unless the Participant notifies the Committee to the contrary in writing after the date of such divorce, and (ii) if a Participant who is married on the date of his death has designated an individual or entity other than his surviving spouse as his Beneficiary, such designation shall not be valid unless (a) such surviving spouse has consented thereto in writing, and such consent (i) acknowledges the effect of such specific designation, (ii) either consents to the specific designated Beneficiary (which designation may not subsequently be changed by the Participant without spousal consent) or expressly permits such designation by the Participant without the requirement of further consent by such spouse, and (iii) is witnessed by a notary public, or (b) the consent of such spouse cannot be obtained because such spouse cannot be located or because of other circumstances that the Committee in its discretion determines warrants a waiver of such consent. Any such consent by such surviving spouse shall be irrevocable.

(b)	If at the time of the death of the Participant no beneficiary designation form is on file with the Committee, or such beneficiary designation form is not valid or effective for any reason as determined by the Committee, then the deemed Beneficiary(ies) for purposes of receiving Plan benefits shall be as follows and in the same priority:

(1)	If a Participant has a surviving spouse at the time of such Participant’s death, his deemed Beneficiary shall be such surviving spouse;

(2)	If a Participant has no surviving spouse at the time of such Participant’s death, his deemed Beneficiary shall be such Participant’s issue by right of representation, his or her parents, or his or her estate, in that order.

(3)	In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that person’s living parent(s) as custodian(s), (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a court-appointed custodian to hold the funds for the minor. If no parent or court-appointed custodian is living, the Committee will determine to whom the payment shall be made on behalf of the minor.

Payment by the Company pursuant to this section of all benefits owed hereunder shall terminate any and all liability of the Company.

8.5	Payments Pursuant to a Qualified Domestic Relations Order. To the extent that a Participant’s benefits are partitioned under an order which satisfies the requirements to be a Qualified Domestic Relations Order, as defined in ERISA Section 206(d) if it were issued with regard to a retirement plan qualified under Code Section 401(a) (a “QDRO”), the “alternate payee’s” benefits shall be paid in cash, in a single lump sum, as soon as administratively practicable following the date the QDRO is approved by the Committee. In the event that an alternate payee dies prior to the date that his benefits are eligible for distribution hereunder, his benefits shall be fully vested and shall be paid to the alternate payee’s Beneficiary as soon as administratively feasible following his date of death. Payments made to an alternate payee, or an alternate payee’s Beneficiary, shall be in the form of a single lump sum cash payment.

8.6	Unclaimed Benefits. In the case of a benefit payable to or on behalf of a Participant, if the Committee after a reasonable search is unable to locate the Participant or Beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Company. The Committee shall adopt procedures concerning the process that will be followed to locate a Participant or Beneficiary under this Article 8.6. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit within a reasonable (as determined by and in the discretion of the Committee) period of time following the date such benefit became payable, such forfeited benefit shall be payable pursuant to Plan provisions.

ARTICLE IX. TRANSITION RULES

9.1	Deferral Elections for Plan Years 2005 through 2007. After enactment of Code Section 409A and pending the issuance of Final Treasury Regulations under Code Section 409A, this Plan was administered in the following manner:

(a)	Participants could no longer change their deferral elections quarterly effective 1/1/2005.

(b)	Participants were required to make elections to defer Compensation related to services performed during the calendar year commencing on January 1, 2006 before December 31, 2005.

(c)	Participants were required to make elections to defer Compensation related to services performed during the calendar year commencing on January 1, 2007 before December 31, 2006.

(d)	During the Plan Year ending December 31, 2005, Participants were permitted to make new deferral elections for the bonus payable in 2005 and new distribution elections for amounts credited to their Accounts. The distribution elections were not effective until January 1, 2006. These actions were documented by a Plan amendment adopted prior to December 31, 2005.

(e)	Newly Eligible Employees were permitted to file an election to defer Compensation in a manner consistent with the Proposed Regulations issued under Code Section 409A.

9.2	Distribution Elections.

(a)	Grandfathered Benefits. Distribution elections applicable to Grandfathered Benefits have been consistently administered in accordance with such elections. Such elections have been modified only as permitted under the Plan’s terms as applicable prior to the adoption of Code Section 409A.

(b)	409A Benefits.

(1)	Effective with respect to the Plan Years beginning January 1, 2005, January 1, 2006, and January 1, 2007, at the time a Participant made an election to defer an amount attributable to 409A Benefits, the Participant was required to make an election as to the form of distribution of such amount, as provided in Article 8.3(b). If no such election was made, the distribution of such amount will be in the form of a single lump sum cash payment.

(2)	Each Participant shall be permitted to make a new payment election with respect to his 409A Benefits during the period between January 1, 2008 and December 31, 2008. Such new payment election may specify (i) a new distribution date and a new payment method for all 409A Benefits, and (ii) limit its application to the sub account(s) holding contributions for one or more designated Plan Years. Elections made under this subsection shall be applicable for periods on or after January 1, 2009. Payment dates and methods permitted under this Article 9.2(b) shall include, but not be limited to, the methods and elections permitted under Articles 7.2(a) and 8.3(b). A Participant shall make new payment elections in accordance with procedures established by the Committee.

ARTICLE X. ADMINISTRATION OF PLAN

10.1	Appointment of Administration Committee. The general administration of the Plan shall be vested in a committee (“Committee”), which shall be appointed by the Company’s Board of Directors (the “Board”). Any individual(s), whether or not an employee of the Company, is eligible to be a member of the Committee.

10.2	Term, Vacancies, Resignation, and Removal. Each member of the Committee shall serve until he resigns, dies, or is removed by the Board. At any time during his term of office, a member of the Committee may resign by giving written notice to the Board and the Committee. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Board with or without cause, and the Board may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an employee of the Company or a Participating Employer shall automatically cease to be a member of the Committee as of the date he or she ceases to be employed by the Company or a Participating Employer. Vacancies in the Committee shall be filled by the Board.

10.3	Self-Interest of Committee Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or herself under the Plan (including, without limitation, Committee decisions under Article II) or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to Account and the remaining members do not form a quorum, those remaining members shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he or she is disqualified.

10.4	Committee Powers and Duties. The Committee shall administer and enforce the Plan according to the terms and provisions hereof, and pursuant to the delegation by the Board, and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the complete and absolute discretion to construe all provisions of the Plan and make all factual determinations and the right, power, authority, and duty:

(a)	To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

(b)	To construe in its sole discretion all terms, provisions, conditions, and limitations of the Plan;

(c)	To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d)	To employ and compensate such administrators, accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(e)	To determine in its sole discretion all questions relating to eligibility;

(f)	To establish or designate Investment Funds as provided in Article V;

(g)	To determine whether and when there has been a termination of a Participant’s employment with the Company or an Employer, and the reason for such termination;

(h)	To make a determination in its sole discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder; and

(i)	To receive and review reports from the trustee as to the financial condition of the trust fund, including its receipts and disbursements.

(j)	To amend the Plan, in accordance with its decisions and the decisions of the Board, and in accordance with Article 12.4.

Notwithstanding the preceding, with respect to amounts attributable to 409A Benefits and with respect to administration of the Plan on and after January 1, 2005, the Committee shall administer and interpret the Plan in compliance with Code Section 409A and all related guidance issued pursuant to such Code Section.

10.5	Account Statements. The Committee shall provide each Participant with a statement of his Account on a frequency of no less than annually.

10.6	Claims Review.

(a)	A person who believes that he is being denied a benefit to which he is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Committee, setting forth his claim. The request must be submitted to the Administrative Committee, c/o Spansion Benefits Manager, 915 Deguigne Dr., P.O. Box 3453, Mail Stop 210, Sunnyvale, CA 94088.

(b)	In any case in which a claim for Plan benefits of a Participant or Beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety days (or within one hundred eighty (180) days if additional information requested by the Committee necessitates an extension of the ninety (90) day period and, in which case, the claimant shall be informed of such extension prior to the end of the initial ninety-day period), which notice shall:

(1)	State the specific reason or reasons for the denial or modification;

(2)	Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(3)	Provide a description of any additional material or information necessary for the Participant, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(4)	Explain the Plan’s claim review procedure as contained herein.

(c)	In the event a claim for Plan benefits is denied or modified, if the Participant, his Beneficiary, or a representative of such Participant or Beneficiary desires to have such denial or modification reviewed, he must, within sixty (60) days following receipt of the notice of such denial or modification, submit a written request for review by the appeals committee of the initial decision. In connection with such request, the Participant, his Beneficiary, or the representative of such Participant or Beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty (60) days following such request for review the appeals committee shall, after providing a full and fair review, render its final decision to the Committee and provide the decision in writing to the Participant, his Beneficiary, or the representative of such Participant or Beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based, and a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or such information is necessary. If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, Beneficiary, or the representative of such Participant or Beneficiary prior to the commencement of the extension period.

(d)	Compliance with the claims review procedures set forth in this Article 10.6 shall be a condition precedent to the filing of a lawsuit by a Participant, his Beneficiary, or any person claiming through a participant or Beneficiary in connection with a Plan benefit, and a failure to timely exhaust the administrative remedies set forth herein shall bar any such proceeding in federal or state court.

10.7	Written Elections. To the extent any election is required to be submitted in writing under this Plan’s terms, a Participant may submit such election using any electronic, telephonic or alternative election delivery method.

10.8	Obligation to Supply Information. An Employer whose employees are Participants shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant’s Compensation, age, retirement, death, or other cause of Separation from Service and such other pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by such Employer.

10.9	Indemnity. To the extent permitted by applicable law, the Company and each participating Employer shall indemnify and hold harmless each member of the Committee and other employees of the Company or any Employer to whom Plan administrative functions have been delegated by the Committee against any and all expenses and liabilities arising out of such individual’s administrative functions or fiduciary responsibilities under or incident to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual’s own gross negligence or willful misconduct. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

10.10	Compensation. The Committee shall serve without compensation. The Committee is authorized to employ such legal counsel as it may deem advisable to assist in the performance of its duties, which shall be at the Company’s expense. Expenses and fees in connection with the administration of the Plan shall be paid by the Company or by the participants at the Company’s discretion.

ARTICLE XI. PURPOSE AND UNFUNDED NATURE OF THE PLAN

11.1	Purpose of Plan. The Company intends and desires by the adoption and maintenance of the Plan to recognize the value to the Company of the past and present services of executives covered by the Plan and to encourage and ensure their continued service with the Company by making more adequate provision for their future retirement security.

11.2	Unfunded Nature of Plan. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company or an Employer. Further, it is the intention of the Company, as Plan sponsor, that the Plan be “unfunded” for purposes of the Code and Title I of ERISA. The Plan constitutes a mere promise by the Company to make benefit payments in the future. Plan benefits herein provided are to be paid out of an Employer’s general assets, and Participants shall have the status of general unsecured creditors of the Company.

11.3	Funding of Obligation. The adoption of this Plan and any setting aside of amounts by the Company from which to discharge their obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain with the Company, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Company, present and future. This provision shall not require the Company to set aside any funds, but the Company may set aside funds if it chooses to do so.

ARTICLE XII. MISCELLANEOUS

12.1	Not A Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or a Participating Employer or to restrict the right of the Company or Participating Employer to discharge any person at any time, nor shall the Plan be deemed to give the Company or a Participating Employer the right to require any person to remain in the employ of the Company or such Participating Employer or to restrict any person’s right to terminate his employment at any time.

12.2	Alienation of Interest Forbidden. The interest of a Participant or his Beneficiary(ies) may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void, nor shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings. The preceding notwithstanding, the Committee shall comply with the terms and provisions of an order that would qualify as a QDRO.

12.3	Withholding. All Deferred Compensation, Company Matching Contributions, if any, and benefit payments provided for under the Plan shall be subject to all applicable required withholding and other deductions as determined by the Company.

12.4 Amendment and Termination.

(a)	Amendment and Termination with Respect to Grandfathered Benefits Only. The portion of the Plan that affects Grandfathered Benefits may be amended at any time, in whole or in part, provided however, that no amendment may be made that would reduce a Participant’s vested interest in his Grandfathered Benefits as of the date of adoption of such amendment. The Board on behalf of the Company has the absolute and unconditional right to terminate the Plan solely with respect to Grandfathered Benefits at any time. In the event that the Plan is so terminated, notwithstanding any other form of benefit elected by the Participant, the balance of each Participant’s Grandfathered Benefits shall be paid to such Participant or his Beneficiary in the manner selected by the Board or the Committee in their discretion (notwithstanding any other form of benefit elected by such Participant), which may include the payment of a single lump sum cash payment within 30 days, in full satisfaction of all of such Participant’s or Beneficiary’s benefits hereunder.

(b)	Amendment and Termination with Respect to 409A Benefits Only. The portion of the Plan that affects 409A Benefits may be amended at any time, in whole or in part, provided, however, that such amendments shall not violate the requirements of Code Section 409A. In addition, the Board on behalf of the Company has the absolute and unconditional right to terminate the portion of the Plan that is subject to Code Section 409A upon occurrence of any one of the following events:

(1)	Within 12 months of the Company’s dissolution, taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of:

A.	The calendar year in which Plan termination occurs;

B.	The calendar year in which such amounts are no longer subject to a substantial risk of forfeiture; or

C.	The first calendar year in which payment of such amounts is administratively practicable.

(2)	Within the 30 days preceding or the 12 months following a Change of Control (within the meaning of Code Section 409A and related guidance issued thereunder), provided all substantially similar arrangements sponsored by the Company are also terminated, so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of termination of the arrangements.

(3)	At the discretion of the Company, provided that all of the following requirements are satisfied:

A.	All arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same Participant participated in all of the arrangements, are terminated;

B.	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements;

C.	All payments are made within 24 months of the termination of the arrangements; and

D.	The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same Participant participated in both arrangements, at any time within five (5) years following the date of termination of the arrangement.

(4)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

12.5	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

12.6	Receipt or Release. Any payment to a Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

12.7	Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of the State of California except to the extent preempted by federal law.

Exhibit A

Pay for Performance Plan

Sales Incentive Compensation Plan